Exhibit 99.1

National Vision Appoints Jose Armario to Board of Directors
Brings Additional Business, Operations and Supply Chain Expertise to Board

Duluth, Ga. (Feb. 4, 2021) – National Vision Holdings, Inc. (NASDAQ: EYE), one of the nation’s largest optical retailers providing quality, affordable eye care and eyewear, today announced the appointment of Jose Armario, chief executive officer and president at Bojangles’, Inc., to its Board of Directors, effective today. Armario will serve on the Board’s Nominating and Corporate Governance Committee. Following Armario’s appointment, National Vision’s Board consists of nine Directors, reflecting a gender balance among the eight independent members of the Board.

“I’ve known Jose since the early 90’s when we both worked in optics before his success with McDonald’s and Bojangles,” said Reade Fahs, CEO at National Vision. “Not only have I admired his strength as an operator, but also as a leader fostering culture at each of his organizations. It is such a joy to be working together again.”

Prior to joining Bojangles, Armario spent 20 years at McDonald’s serving most recently as the corporate executive vice president of Global Supply Chain, Sustainability, Development and Franchising, president Latin America and Canada, president and international relationship partner, Latin America, and president McDonald’s de Chile. Early in his career, Armario served in several positions for LensCrafters where he oversaw the strategic plan for entry into China, Mexico and the Middle East.

“This is an exciting time to join National Vision,” said Armario. “I have long admired Reade’s leadership and National Vision's ability to impact people's lives every day through providing affordable and accessible optical services. This resonates with my professional heritage of leading operations in a value-driven customer service segment. I look forward to bringing this expertise to the Board and being part of National Vision's next chapter of success.”

Originally from Havana, Cuba, Armario was raised in Miami, Florida and earned his Associate of Arts degree in Business Administration from Miami-Dade Community College. He holds a Master of Science degree in Management from the University of Miami and a CEO Perspective Course completion from Northwestern University. He currently serves on the Boards of Bojangles, Golden State Foods and The Greg Olsen Foundation and is a member of the President's Council of the University of Miami.

“With Jose’s appointment, we’ve added three new Board members in the past five months, and we’re excited by the collective expertise, diversity and range of perspectives our Board now includes,” said Board chair Randy Peeler. “As National Vision looks to deepen our commitments to corporate responsibility, we are especially excited to gain Jose's recognized expertise in this area.”

About National Vision Holdings, Inc.
National Vision Holdings, Inc. (NASDAQ: EYE) is one of the largest optical retail companies in the United States with over 1,200 stores in 44 states plus the District of Columbia and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, and Vista Opticals inside select Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eye care needs. For more information, please visit www.nationalvision.com.

Media Contact:
Racheal Peters
Racheal.Peters@nationalvision.com
(470) 448-2303

Investor Relations Contact:
David Mann, CFA
David.Mann@nationalvision.com
(470) 448-2448